ROSS MILLER
SECRETARY OF STATE
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofastate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.380)

                  USE BLACK INK ONLY- DO NOT HIGHLIGHT                                                                                                                                                 ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of Corporation:
       Mindfuleye, Inc

2.	The articles have been amended as follows (provide article numbers, if available):

    ARTICLE SIX of the Articles of Incorporation is amended in its entirety as follows: (Continued…)

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of the articles of incorporation* have voted in favor of the amendment is:Greater than 50%

       4.  Effective date of filing (optional):

       5.  Signatures (If more than two signatures, attach an 8 ½” x 11” plain sheet with the additional signatures)

 X______________________________
 Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ARTICLE SIX of the Articles of Incorporations is amended in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000) which shall be divided into two classes:  (1) Common Stock in the amount of One Hundred Million (100,000,000) shares having par value of $0.001 each; and (2) Preferred Stock in the amount of Ten Million (10,000,000) shares having par value of $0.001 each.  Ten Million Shares of the Corporation’s Preferred Stock has been designated as a Series A Preferred Stock, with zero (0) shares issued and outstanding.  Each share of Series A Preferred Stock is convertible into five (5) shares of common stock.  Each share of Series A Preferred Stock votes as five (5) shares of common stock.  Series A Preferred Stock is not affected and not diminished in the event of a reverse split of the Corporation’s common stock.

The Corporation’s Preferred Stock may be issued from time to time in one or more series.  The board of directors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series and to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

All capital stock when issued shall be fully paid and nonassessable.  No holder of shares of capital stock of the Corporation shall be entitled as such to any preemptive or preferential rights to subscribe to any unissued stock, or any other securities, which the corporation may now or hereafter be authorized to issue.

The Corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.”